Exhibit 99.1

PINPOINT ADVANCE CORP.’S OVER-ALLOTMENT OPTION EXERCISED BY UNDERWRITERS

May 2, 2007 - New York, NY - Pinpoint Advance Corp. (OTCBB:PPACU) (the “Company”) announced today that the underwriters for its initial public offering exercised in full their option to purchase 375,000 units subject to the underwriters’ over-allotment option and purchased such units on May 2, 2007. Each unit consists of one share of common stock and one warrant to purchase one share of common stock.

The 2,875,000 units sold in the offering (including the 375,000 units subject to the underwriters’ over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $28,750,000 to the Company. Of this amount, $28,366,000 was placed in trust. Maxim Group LLC acted as sole book runner of the initial public offering and Legend Merchant Group, Inc. acted as co-underwriter of the initial public offering. Ellenoff Grossman & Schole LLP acted as counsel to Pinpoint Advance Corp. and Richardson & Patel LLP acted as counsel to the underwriters.

Pinpoint Advance Corp. is a newly organized Business Combination Company™ formed for the purpose of acquiring, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses with operations or facilities in Israel or one or more businesses operating in Europe that management believes would benefit from operations in Israel. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although the Company intends to focus initially on target businesses in the technology industry.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on April 19, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Telephone: (800) 724-0761.

Company Contact:

Adiv Baruch
President and Chief Executive Officer
Telephone - 011-972 9-9500245
adivb@pinpointac.com